UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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Rule 14a-11(c) or Rule 14a-12

SILICON IMAGE, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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May 16, 2005
To Our Stockholders:
      You are cordially invited to attend the 2005 Annual Meeting of Stockholders of Silicon Image, Inc. to be held at our headquarters located at 1060 East Arques Ave., Sunnyvale California, 94085, on Wednesday, June 15, 2005, at 2:00 p.m., local time.
      The matters expected to be acted upon at the meeting are described in detail in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.
      It is important that you use this opportunity to take part in the affairs of Silicon Image by voting on the business to come before this meeting. Whether or not you expect to attend the meeting, please complete, date, sign and promptly return the accompanying proxy in the enclosed postage-paid envelope so that your shares may be represented at the meeting. Returning the proxy does not deprive you of your right to attend the meeting and to vote your shares in person.
      We look forward to seeing you at the meeting.

Sincerely,

Steve Tirado
President and Chief Executive Officer

SILICON IMAGE, INC.
1060 East Arques Ave.
Sunnyvale, California 94085

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Our Stockholders:
      NOTICE IS HEREBY GIVEN that the 2005 Annual Meeting of Stockholders of Silicon Image, Inc. will be held at our headquarters located at 1060 East Arques Ave., Sunnyvale, California 94085, on Wednesday, June 15, 2005, at 2:00 p.m., Pacific Time, for the following purposes:

1. To elect one Class III director of Silicon Image, Inc. Silicon Image’s Board of Directors intends to present the following nominee for election as Class III director:

Steve Tirado

2. To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of Silicon Image, Inc. for the fiscal year ending December 31, 2005.

3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.
      The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.
      Only stockholders of record at the close of business on April 25, 2005 are entitled to notice of, and to vote at, the meeting or any adjournment or postponement thereof.

By Order of the Board of Directors

Steve Tirado
President and Chief Executive Officer
Sunnyvale, California
May 16, 2005
Whether or not you expect to attend the meeting, please complete, date, sign and promptly return the accompanying proxy in the enclosed postage-paid envelope so that your shares may be represented at the meeting.

SILICON IMAGE, INC.
1060 East Arques Ave.
Sunnyvale, California 94085

PROXY STATEMENT

May 16, 2005
      The accompanying proxy is solicited on behalf of the Board of Directors of Silicon Image, Inc., a Delaware corporation, for use at the 2005 Annual Meeting of Stockholders to be held at our headquarters located at 1060 East Arques Ave., Sunnyvale, California 94085, on Wednesday, June 15, 2005, at 2:00 p.m., local time. This Proxy Statement and the accompanying form of proxy were first mailed to stockholders on or about May 16, 2005. An annual report for the year ended December 31, 2004 is enclosed with this Proxy Statement.
Voting Rights, Quorum and Required Vote
      Only holders of record of our common stock at the close of business on April 25, 2005, which is the record date, will be entitled to vote at the Annual Meeting. At the close of business on April 25, 2005, we had 78,967,755 shares of common stock outstanding and entitled to vote. Holders of Silicon Image common stock are entitled to one vote for each share held as of the above record date. A quorum is required for our stockholders to conduct business at the Annual Meeting. A majority of the shares of our common stock entitled to vote on the record date, present in person or represented by proxy, will constitute a quorum for the transaction of business.
      For Proposal No. 1, one director will be elected by a plurality of the votes of the shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of the director, which means that the nominee receiving the highest number of “for” votes will be elected. Proposal No. 2 requires for approval the affirmative vote of the majority of shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal. If stockholders abstain from voting, including brokers holding their clients’ shares of record who cause abstentions to be recorded, these shares will be considered present and entitled to vote at the Annual Meeting and will be counted towards determining whether or not a quorum is present. Abstentions will have no effect with regard to Proposal No. 1, since approval of a percentage of shares present or outstanding is not required for this proposal, but will have the same effect as negative votes with regard to Proposal No. 2. All votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will tabulate affirmative and negative votes and abstentions.
      Brokers who hold shares for the accounts of their clients may vote such shares either as directed by their clients or in the absence of such direction, in their own discretion if permitted by the stock exchange or other organization of which they are members. Members of the New York Stock Exchange are permitted to vote their clients’ proxies in their own discretion as to certain “routine” proposals, such as all of the proposals to be voted on at the Annual Meeting. If a broker votes shares that are not voted by its clients for or against a proposal, those shares are considered present and entitled to vote at the Annual Meeting. Those shares will be counted towards determining whether or not a quorum is present. Those shares will also be taken into account in determining the outcome of all of the proposals. Although all of the proposals to be voted on at the Annual Meeting are considered “routine,” where a proposal is not “routine,” a broker who has received no instructions from its clients generally does not have discretion to vote its clients’ unvoted shares on that proposal. When a broker indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular proposal, the missing votes are referred to as “broker non-votes.” Those shares would be considered present for purposes of determining whether or not a quorum is present, but would not be considered entitled to vote on the proposal. Those shares would not be taken into account in determining the outcome of the non-routine proposal.

Voting of Proxies
      The proxy accompanying this Proxy Statement is solicited on behalf of the Board of Directors of Silicon Image for use at the Annual Meeting. Stockholders are requested to complete, date and sign the accompanying proxy and promptly return it in the enclosed envelope. All signed, returned proxies that are not revoked will be voted in accordance with the instructions contained therein. However, returned signed proxies that give no instructions as to how they should be voted on a particular proposal at the Annual Meeting will be counted as votes “for” such proposal, or in the case of the election of the Class III director, as a vote “for” election to Class III of the Board of the nominee presented by the Board. In the event that sufficient votes in favor of the proposals are not received by the date of the Annual Meeting, the persons named as proxies may propose one or more adjournments of the Annual Meeting to permit further solicitations of proxies. Any such adjournment would require the affirmative vote of the majority of the outstanding shares present in person or represented by proxy at the Annual Meeting.
Expenses of Solicitation
      The expenses of soliciting proxies to be voted at the Annual Meeting will be paid by Silicon Image. Following the original mailing of the proxies and other soliciting materials, Silicon Image and/or its agents may also solicit proxies by mail, telephone, telegraph or in person. Following the original mailing of the proxies and other soliciting materials, Silicon Image will request that brokers, custodians, nominees and other record holders of its common stock forward copies of the proxy and other soliciting materials to persons for whom they hold shares of common stock and request authority for the exercise of proxies. In such cases, Silicon Image, upon the request of the record holders, will reimburse such holders for their reasonable expenses. Georgeson Shareholder Communications, Inc. will assist Silicon Image in obtaining the return of proxies at an estimated cost to Silicon Image of $7,500.
Revocability of Proxies
      Any person signing a proxy in the form accompanying this Proxy Statement has the power to revoke it prior to the Annual Meeting or at the Annual Meeting prior to the vote pursuant to the proxy. A proxy may be revoked by a writing delivered to Silicon Image stating that the proxy is revoked, by a subsequent proxy that is signed by the person who signed the earlier proxy and is delivered before or at the Annual Meeting, or by attendance at the Annual Meeting and voting in person. Please note, however, that if a stockholder’s shares are held of record by a broker, bank or other nominee and that stockholder wishes to vote at the Annual Meeting, the stockholder must bring to the Annual Meeting a letter from the broker, bank or other nominee confirming that stockholder’s beneficial ownership of the shares.
Telephone or Internet Voting
      For stockholders with shares registered in the name of a brokerage firm or bank, a number of brokerage firms and banks are participating in a program for shares held in “street name” that offers telephone and Internet voting options. Stockholders with shares registered directly in their names with Mellon Investor Services, Silicon Image’s transfer agent, will also be able to vote using the telephone and Internet. If your shares are held in an account at a brokerage firm or bank participating in this program or registered directly in your name with Mellon Investor Services, you may vote those shares by calling the telephone number specified on your proxy or accessing the Internet website address specified on your proxy instead of completing and signing the proxy itself. The giving of such a telephonic or Internet proxy will not affect your right to vote in person should you decide to attend the Annual Meeting.
      The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly. Stockholders voting via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that must be borne by the stockholder.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS
      Silicon Image’s Board of Directors is presently comprised of four members, who are divided into three classes, designated as Class I, Class II and Class III. One class of directors is elected by the stockholders at each annual meeting to serve until the third succeeding annual meeting.
      On April 24, 2005, Keith McAuliffe, formerly a Class I director, Christopher Paisley, formerly a Class II director, and David Courtney and Richard Sanquini, both formerly Class III directors, resigned from the Board and Board committees effective as of that date. In their letters of resignation, Mr. Paisley (Chairman of the Board and member of the audit committee, compensation committee and governance and nominating committee) and Mr. Courtney (Chairman of the audit committee and member of the governance and nominating committee) stated that they were resigning due to a disagreement over whether or not David Lee, former President, Chief Executive Officer and Chairman of the Board, and founder and a current director of Silicon Image and Chairman of PanelLink Cinema LLC, a wholly-owned subsidiary of Silicon Image, should be re-nominated to the Board. In his letter of resignation, Mr. McAuliffe (Chairman of the compensation committee and member of the audit committee and governance and nominating committee) stated that he was resigning due to events surrounding the question of whether or not Dr. Lee should be re-nominated to the Board.
      Prior to these resignations, the five independent directors of Silicon Image (Messrs. Paisley, Courtney, McAuliffe and Sanquini and David Hodges) held an informal meeting by telephone during which both Messrs. Paisley and Courtney informed their fellow directors of their intention to resign from the Board immediately following the conclusion of the meeting. Messrs. Paisley and Courtney both expressed the view that they would not continue as directors if Dr. Lee was re-nominated to the Board. Messrs. Paisley and Courtney also stated their view that they were unwilling to continue to serve as directors of Silicon Image because, in part, (i) Steve Tirado, a director and President and Chief Executive Officer of Silicon Image, had advised the Board on April 23, 2005 that if the Board chose not to re-nominate Dr. Lee to the Board, Mr. Tirado would be resigning from his position as Chief Executive Officer and (ii) they believed that if the Board chose not to re-nominate Dr. Lee to the Board, Dr. Lee also would terminate his employment with Silicon Image. At the April 25, 2005 Board meeting referred to below, Messrs. Tirado and Lee informed the Board that they are committed to continue serving Silicon Image in their current capacities as executive officers of Silicon Image for the foreseeable future.
      On April 24, 2005, following the resignations of Messrs. Paisley, Courtney and McAuliffe, Mr. Sanquini (member of the compensation committee and governance and nominating committee) resigned from the Board.
      On April 25, 2005, Dr. Lee, currently a Class III director of Silicon Image, notified the Board that he would not stand for re-election at the 2005 Annual Meeting of Stockholders. In addition, Dr. Lee accepted the position of Chairman Emeritus, effective April 25, 2005. As Chairman Emeritus, Dr. Lee will be invited to attend Board meetings, although he will not have voting rights. Chairman Emeritus is a non-paid position.
      On April 25, 2005, the Board, then consisting of Steve Tirado, David Lee and David Hodges, appointed Darrel Slack, the Chief Financial Officer of Silicon Image, to the Board as a Class I director and Patrick Reutens, the Chief Legal Officer of Silicon Image, to the Board as a Class II director to fill two of the vacancies created by such resignations of Messrs. Paisley, Courtney, McAuliffe and Sanquini. Neither Mr. Slack nor Mr. Reutens was appointed to any Board committees. At the time of these appointments, Mr. Slack had an understanding with the directors who appointed him to the Board that he would vote in favor of a resolution decreasing the authorized number of directors from eight to four to eliminate vacancies created by such resignations and a resolution assigning Mr. Tirado to serve as a Class III director. Mr. Reutens was appointed pursuant to an understanding with the directors that he would serve on the Board only for the purpose of voting in favor of a resolution decreasing the authorized number of directors from eight to four and that he would resign as a director immediately following the Board’s adoption of such resolution. The Board then decreased the authorized number of directors from eight to four and immediately following the Board’s adoption of that resolution, Mr. Reutens resigned from the Board. Thereafter, the Board, consisting of Messrs. Tirado, Lee, Slack and Hodges, assigned Mr. Tirado to serve as a Class III director. Mr. Tirado previously served as a Class I director. The Board also appointed Dr. Hodges (an independent director and member of the governance and nominating committee) to the audit committee and compensation committee. Dr. Hodges is the currently the sole member of these committees.
      As a result of the director resignations, subsequent appointment of Mr. Slack to the Board and reclassification of Mr. Tirado from Class I director to Class III director, the Board is currently composed of Mr. Slack as a Class I director, Dr. Hodges as a Class II director, and Dr. Lee and Mr. Tirado as Class III directors. Mr. Tirado, a Class III director, will stand for election at the Annual Meeting. Dr. Lee, also a Class III director, will not stand for re-election. As a result, the authorized number of directors will be reduced to three effective from and after the Annual Meeting. Silicon Image will increase the authorized number of directors in connection with any subsequent appointment of additional directors to the Board.
      The Class I directors will stand for reelection or election at the 2006 annual meeting of stockholders and the Class II directors will stand for reelection or election at the 2007 annual meeting of stockholders. Unless otherwise provided by law, any vacancy on the Board, including a vacancy created by an increase in the authorized number of directors, may only be filled by the affirmative vote of a majority of the directors then in office or by a sole remaining director. Any director so elected to fill a vacancy shall serve for the remainder of the full term of the class of directors in which the vacancy occurred.
      Mr. Tirado, the nominee for election to Class III, is currently a director of Silicon Image. If elected at the Annual Meeting, Mr. Tirado would serve until the 2008 annual meeting of stockholders.
      The name of the nominee for election as Class III director at the Annual Meeting and of the incumbent Class I and Class II directors, and certain information about them, including their ages as of February 28, 2005, are included below.

Name	Age	Principal Occupation	Director Since

Nominee for election as Class III director with term expiring in 2008:
Steve Tirado	50	President and Chief Executive Officer of Silicon Image	2005
Incumbent Class I director with term expiring in 2006:
Darrel Slack	41	Chief Financial Officer of Silicon Image	2005
Incumbent Class II director with term expiring in 2007:
David Hodges(1)(2)(3)	67	Professor, University of California at Berkeley	1997

(1)	Member of the audit committee

(2)	Member of the compensation committee

(3)	Member of the governance and nominating committee
      Steve Tirado has served as a director and President and Chief Executive Officer of Silicon Image since January 2005. Mr. Tirado previously served as Division President of the Storage Group from April 2004 to January 2005, President from January 2003 to March 2004, Chief Operating Officer from November 2000 to March 2004, and Executive Vice President of Marketing and Business Development from August 1999 to November 2000. From April 1986 to July 1999, Mr. Tirado held various marketing and management positions at Sun Microsystems, Inc., a computer networking company, serving most recently as Vice President of Marketing and Business Development for the NC Systems Group. From 1985 to 1986, Mr. Tirado was President of Tirado, Sorrentino Associates, a consulting firm. From 1984 to 1985, Mr. Tirado held the position of Marketing Administration Manager at Qualogy, a mass storage disk drive and controller company. From 1976 to 1984, Mr. Tirado was a public program administrator and policy analyst within various government agencies. Mr. Tirado holds a Bachelor Degree in Psychology from the University of California at Santa Bar-

bara, a Masters of Social Work Degree in Community Organization, Management and Planning from Boston University and a Masters of Business Administration degree from the University of California at Berkeley.
      Darrel Slack has served as a director and Chief Financial Officer of Silicon Image since April 2005. From January 2002 to July 2004, Mr. Slack served as Vice President and Chief Financial Officer of Centillium Communications, Inc., a fabless semiconductor company, and previously served as Centillium’s Interim Chief Financial Officer from September 2001 to January 2002 and as Centillium’s Director of Business Development from May 2000 to September 2001. From July 1999 to May 2000, Mr. Slack worked as an investment banker with Credit Suisse First Boston serving clients in the communications semiconductor industry. Prior to CSFB, Mr. Slack worked as an investment banker with Salomon Smith Barney in the general technology practice. Prior to investment banking, Mr. Slack served ten years as a U.S. Air Force officer and pilot. Mr. Slack holds a Bachelor of Science degree in Computer Science from the U.S. Air Force Academy and a Masters of Business Administration from the Stanford University Graduate School of Business.
      David Hodges has served as a director of Silicon Image since February 1997. Dr. Hodges is the Daniel M. Tellep Distinguished Professor Emeritus at the University of California at Berkeley, where he has been a member of the faculty in the department of Electrical Engineering and Computer Sciences since 1970. From 1995 to 2002, Dr. Hodges served as a director of Mentor Graphics Corporation, an electronic design automation company. From 1990 to 1996, Dr. Hodges served as Dean of the College of Engineering at the University of California at Berkeley. From 1966 to 1970, Dr. Hodges worked at Bell Telephone Laboratories, the research and development division of the American Telephone and Telegraph Company. Dr. Hodges holds a Bachelor of Electrical Engineering degree from Cornell University and Master of Science and Ph.D. degrees in Electrical Engineering from the University of California at Berkeley.
Chairman Emeritus
      David Lee has accepted the position of Chairman Emeritus, effective April 25, 2005. As Chairman Emeritus, Dr. Lee will be invited to attend Board meetings, although he will not have voting rights. Chairman Emeritus is a non-paid position.
The Board of Directors recommends a vote FOR the election of the nominated director
Board of Directors Meetings and Committees
      Board of Directors. During fiscal year 2004, the Board met formally seventeen times and acted by written consent six times. None of the directors attended fewer than 75% of the aggregate of the total number of meetings of the Board (held during the period for which he was a director) and the total number of meetings held by all committees of the Board on which such director served (held during the period that such director served). In addition, the independent outside directors met five times during fiscal year 2004.
      The Board of Directors has determined that Dr. Hodges, who is currently the only non-employee member of the Board, is the only director considered independent under the rules of the NASDAQ Stock Market and the rules of the Securities and Exchange Commission. Accordingly, a majority of the Board is no longer comprised of independent directors as required by the rules of the NASDAQ Stock Market.
      Standing committees of the Board include an audit committee, a compensation committee and a governance and nominating committee. Each of these committees has adopted a written charter. Current copies of these charters are available on Silicon Image’s website at www.siliconimage.com. Dr. Hodges is currently the only member of each of these committees.
      Audit Committee. Dr. Hodges was appointed to the audit committee in April 2005. The following former directors served on the committee in 2004 and 2005: David Courtney and Keith McAuliffe each served on the committee until their respective resignations in April 2005, Andrew Rappaport served on the committee until his resignation from the committee in April 2004, and Christopher Paisley served on the committee from April 2004 until his resignation in April 2005. During fiscal year 2004, the audit committee met formally forty-two times and held numerous informal discussions. The Board of Directors has determined that it does not currently have an “audit committee financial expert”, as defined by the rules of the Securities and Exchange Commission, or someone who meets the financial sophistication requirement of the rules of the NASDAQ Stock Market, serving on its audit committee because Mr. Courtney, who the Board had previously determined met these requirements, resigned in April 2005. In addition, the audit committee does not consist of three independent directors as required by the rules of the NASDAQ Stock Market. The audit committee reviews our financial reporting process, our system of internal controls and the audit process. The audit committee also reviews the performance and independence of our external auditors and recommends to the Board the appointment or discharge of our external auditors.
      Compensation Committee. Dr. Hodges was appointed to the compensation committee in April 2005. The following former directors served on the committee in 2004 and 2005: Ronald Schmidt served on the committee until his resignation in April 2004, Andrew Rappaport and Douglas Spreng each served on the committee until their respective resignations in November 2004, Keith McAuliffe and Christopher Paisley each served on the committee from November 2004 until their respective resignations in April 2005, and Richard Sanquini served on the committee from his appointment in April 2005 until his resignation later in April 2005. Mr. Courtney and Dr. Hodges also served on the committee in 2004 following the resignations of Mr. Rappaport and Mr. Spreng, but resigned from the committee in January 2005. During fiscal year 2004, the compensation committee met formally twelve times and acted by written consent eight times. The compensation committee has the authority to approve the form and amount of compensation to be paid or awarded to all employees of Silicon Image. The compensation committee administers the issuance of stock options and other equity awards. The Board also has the authority to approve the issuance of stock options and other equity awards and has delegated to our chief executive officer the authority to grant stock options to non-officer employees, subject to certain limitations.
      Governance and Nominating Committee. Dr. Hodges currently serves on the governance and nominating committee. The following former directors served on the committee in 2004 and 2005: Douglas Spreng served on the committee until his resignation in November 2004, and David Courtney served on the committee from November 2004 until his resignation in April 2005. Christopher Paisley and Richard Sanquini also served on the committee in April 2005 until they resigned from the Board. During fiscal year 2004, the governance and nominating committee met formally eight times and acted by written consent once. The governance and nominating committee is responsible for reviewing and evaluating Silicon Image’s corporate governance principles and code of business conduct and ethics and advising the full Board on other corporate governance matters.
      The governance and nominating committee is also responsible for interviewing, evaluating, approving and recommending individuals for membership on the Board. The goal of the governance and nominating committee is to ensure that our Board possesses a variety of perspectives and skills derived from high-quality business and professional experience. The committee seeks to achieve a balance of knowledge, experience and capability on our Board. To this end, the committee seeks nominees with high professional and personal ethics and values, an understanding of our business lines and industry, diversity of business experience and expertise, broad-based business acumen, and the ability to think strategically. In addition, the committee considers the level of the candidate’s commitment to active participation as a director, both at Board and committee meetings and otherwise. Although the committee uses these and other criteria to evaluate potential nominees, we have no stated minimum criteria for nominees. The committee does not use different standards to evaluate nominees depending on whether they are proposed by our directors and management or by our stockholders. The committee has retained outside search consultants to assist in identifying potential candidates for membership on the Board.
      Policy regarding Stockholder Nominations. The governance and nominating committee considers stockholder recommendations for director candidates. The committee has established the following procedure for stockholders to submit director nominee recommendations:

•	If a stockholder would like to recommend a director candidate for the next annual meeting, he or she must submit the recommendations by mail to Silicon Image’s Secretary at Silicon Image’s principal executive offices, no later than the 120th calendar date before the date that Silicon Image last mailed its proxy statement to stockholders in connection with the previous year’s annual meeting.

•	Recommendations for candidates must be accompanied by personal information of the candidate, including a list of the candidate’s references, the candidate’s resume or curriculum vitae and such other information as determined by the Secretary and as necessary to satisfy Securities Exchange Commission rules and Silicon Image’s Bylaws, together with a letter signed by the proposed candidate consenting to serve on the Board if nominated and elected.

•	The committee considers nominees based on Silicon Image’s need to fill vacancies or to expand the Board, and also considers Silicon Image’s need to fill particular roles on the Board or committees thereof (e.g. independent director, audit committee financial expert, etc.).

•	The committee evaluates candidates in accordance with the committee’s charter and the committee’s policies regarding director qualifications, qualities and skills.

Director Compensation
      On April 5, 2005, the Board approved a compensation plan for directors with respect to membership on the Board and the standing committees thereof, which currently include the audit committee, compensation committee and governance and nominating committee and for holding chair positions on the Board and the standing committees. This compensation plan is effective beginning in April 2005 and revises the prior director compensation structure that was in place and that was applicable to directors in 2004.
      The following is a summary of the compensation plan:

(1) Initial Stock Option Grant. Upon appointment or election to the Board, each non-employee director will receive an option to purchase 40,000 shares of our common stock under the 1999 Equity Incentive Plan. Such option will have an exercise price equal to the fair market value of our common stock on the date of grant. So long as the director continues to provide services to us, this initial stock option grant will vest and become exercisable with respect to 2.083% of the shares each month following the date of grant until fully vested; provided, that all shares subject to the stock option will become fully vested if we undergo a change of control. These initial stock option grants will have a ten-year term, but will generally terminate three months following the date the director ceases to perform services to us.

(2) Annual Compensation by Role and for Meeting Attendance.

•	Cash Compensation by Role. Each non-employee director will receive cash compensation for membership on the Board, the standing committees and for holding chair positions on the Board and the standing committees in the amounts and on the terms described in the table and note (a) below.

•	Cash Compensation for Meeting Attendance. Each non-employee director will receive cash compensation for attendance at certain Board and committee meetings in the amounts and on the terms described in the table and notes (c) and (d) below.

•	Annual Stock Option Grant(s). Immediately following each annual meeting of stockholders, each director who is not an employee and whose direct pecuniary interest in our common stock is less than five percent will receive stock option grant(s) under the 1999 Equity Incentive Plan in the amounts and on the terms described in the table and note (b) below, provided such director has served in the role indicated continuously for a period of at least one year. Silicon Image’s previous structure (applicable to directors in fiscal year 2004) with respect to annual stock option grants awarded to directors under the 1999 Equity Incentive Plan was revised such that each annual stock option grant (i) for membership on the Board has declined from 30,000 shares to 20,000 shares, except for the Board Chair, for which the annual stock option grant has declined to 25,000 shares; and (ii) for membership on a standing committee has declined from 10,000 shares to 5,000 shares. The shares subject to the annual stock option grants under the revised structure will have an exercise price equal to the fair market value of our common stock on the date of grant. So long as the director continues to provide services to us, these annual grants will vest with respect to 4.167% of the shares each month following the date of grant until fully vested; provided, that these grants will become fully vested if we undergo a change of control. These annual stock option grants will have a five-year term, but will generally terminate three months following the date the option holder ceases to provide services to us.

	Annual Cash	Annual Stock
	Retainer	Option Grant		Telephone
Role	by Role(a)	by Role(b)	Meeting Fees	Meeting Fees

Board Member	$25,000	20,000 shares	$1,000/meeting(c)	$500/meeting(c)
Board Chair	$10,000	5,000 shares
Audit Committee Member	$10,000	5,000 shares	$1,000/meeting(d)	$500/meeting(d)
Audit Committee Chair	$10,000
Compensation Committee Member	$5,000	5,000 shares	$1,000/meeting(d)	$500/meeting(d)
Compensation Committee Chair	$7,000
Governance and Nominating Committee Member	$5,000	5,000 shares	$1,000/meeting(d)	$500/meeting(d)
Governance and Nominating Committee Chair	$7,000

(a)	These cash amounts are additive with respect to each role performed by the applicable director. For example, if a director serves on the Board, as chair of the audit committee and member of the compensation committee, he will receive an annual cash retainer in the amount of $50,000 ($25,000 as Board member, $10,000 as audit committee member, $10,000 as chair of the audit committee and $5,000 as compensation committee member).

(b)	These option amounts are additive with respect to each role performed by the applicable director. For example, if a director has served continuously for a period of at least one year on the Board, as chair of the audit committee and member of the compensation committee, he will receive one or more stock options to purchase an aggregate of 30,000 shares of our common stock (20,000 shares as Board member, 5,000 shares as audit committee member and 5,000 shares as compensation committee member). A director must serve in a role continuously for a period of at least one year to receive the option grant for the respective role.

(c)	These cash amounts are payable to a director with respect to all meetings after the sixth meeting of the Board of Directors that the applicable director attended, either in person or via telephone.

(d)	These cash amounts are payable to a director with respect to all committee meetings that the applicable director attended, either in person or via telephone.

      In 2004, directors of Silicon Image did not receive cash compensation for their services as directors or for attendance at Board and Board committee meetings. However, directors were, and continue to be, reimbursed for their reasonable and necessary expenses for attending Board and Board committee meetings. In addition to the annual stock option grants provided to directors in 2004, all Board members were also eligible to receive discretionary grants of stock options under our 1999 Equity Incentive Plan, and we have previously made discretionary grants of stock options to new directors upon their appointment to the Board. In addition to the initial stock option grant and annual stock option grants for directors approved by the Board in April 2005, Board members continue to be eligible to receive discretionary grants of stock options under our 1999 Equity Incentive Plan.
      On May 25, 2004, following the 2004 annual meeting of our stockholders, the following option grants were made to our directors at that time pursuant to our automatic annual grant program then in effect: Keith McAuliffe — an option for 30,000 shares and an option for 10,000 shares; Douglas Spreng — an option for 30,000 shares and two options for 10,000 shares each; David Hodges — an option for 30,000 shares and an option for 10,000 shares; Andrew Rappaport — an option for 30,000 shares and two options for 10,000 shares each; David Courtney — an option for 30,000 shares and an option for 10,000 shares. Each of these options has an exercise price of $11.69 per share, the closing price per share of our common stock on the NASDAQ National Market on the grant date.
      Upon the appointment of Christopher Paisley to the Board and the audit committee in April 2004, Mr. Paisley was granted an option for 40,000 shares on April 9, 2004 pursuant to the 1999 Equity Incentive Plan. This option has an exercise price of $12.44 per share, the closing price per share of our common stock on the NASDAQ National Market on April 8, 2004, and vests with respect to 2.083% of the option shares each month following the date of grant until fully vested.
Compensation Committee Interlocks and Insider Participation
      The compensation committee of Silicon Image’s Board currently has only one member, Dr. Hodges, who has not at any time been an officer or employee of Silicon Image. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of directors or compensation committee.
PROPOSAL NO. 2 — RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
      The audit committee of the Board of Directors has selected PricewaterhouseCoopers LLP to be Silicon Image’s independent registered public accounting firm for the year ending December 31, 2005, and recommends that the stockholders vote for ratification of such appointment. In the event of a negative vote on such ratification, the audit committee will reconsider its selection. Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting, will have the opportunity to make a statement at the Annual Meeting if they desire to do so, and will be available to respond to appropriate questions.
Audit and Related Fees
      Audit Fees. The aggregate fees billed or to be billed by PricewaterhouseCoopers LLP for professional services rendered for (i) the audit of Silicon Image’s annual financial statements set forth in Silicon Image’s Annual Report for the fiscal years ended December 31, 2004 and December 31, 2003, (ii) the review of Silicon Image’s quarterly financial statements set forth in Silicon Image’s Quarterly Reports on Form 10-Q, (iii) the issuances of consents and review of documents filed with the SEC, and (iv) the audit of Silicon Image’s internal controls under Section 404 of the Sarbanes-Oxley Act and advisory services related to the implementation of Section 404 of the Sarbanes-Oxley Act were $1,168,000 for the fiscal year ended December 31, 2004 and $407,750 for the fiscal year ended December 31, 2003.
      Audit-Related Fees. The aggregate fees billed or to be billed by PricewaterhouseCoopers LLP for professional services rendered related to the performance of the aforementioned audits or reviews of Silicon

Image’s financial statements and not reported above under “Audit Fees” were $342,750 for the fiscal year ended December 31, 2004 and $450,500 for the fiscal year ended December 31, 2003. Audit related services include work associated with auditing and accounting consultations regarding new accounting standards, procedures performed in connection with the examination conducted by the Board’s audit committee related to the recognition of revenue associated with certain licensing transactions recorded in 2003, and acquisitions-related accounting assistance.
      Tax Fees. No fees were billed or will be billed by PricewaterhouseCoopers LLP for professional services rendered for tax consulting and compliance for the fiscal year ended December 31, 2004. In the fiscal year ended December 31, 2003, PricewaterhouseCoopers LLP billed $12,610 in tax consulting and compliance fees.
      All Other Fees. The aggregate fees billed by PricewaterhouseCoopers LLP for services other than those described above were $1,500 for the fiscal year ended December 31, 2004 and $97,959 for the fiscal year ended December 31, 2003. These services consisted of a security control review following the implementation of a new enterprise resource planning system during 2003 and for the receipt of an accounting research library license during 2004.
      All of PricewaterhouseCoopers LLP’s fees for the fiscal years ended December 31, 2003 and 2004, described above, were pre-approved by the audit committee.
Policy on Audit Committee Pre-Approval of Services Performed by Independent Registered Public Accounting Firm
      The audit committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent accountants. These services may include audit services, audit-related services, tax services and other services. The audit committee generally pre-approves particular services or categories of services on a case-by-case basis. The independent registered public accounting firm and management are required to periodically report to the audit committee regarding the extent of services provided by the independent registered public accounting firm in accordance with these pre-approvals, and the fees for the services performed to date.
The Board of Directors recommends a vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
      The following table presents information as to the beneficial ownership of our common stock as of February 28, 2005 by:

•	each stockholder known by us to be the beneficial owner of more than 5% of our common stock;

•	each of our current directors;

•	each of our “Named Executive Officers”, as such term is defined under the rules of the Securities and Exchange Commission; and

•	all current directors and executive officers as a group.
      Our Named Executive Officers consist of two individuals who served as Chief Executive Officer in 2004 (Mr. Laub and Dr. Lee), the four other most highly compensated executive officers who were executive officers as of December 31, 2004 and earned more than $100,000 in 2004 (Mr. Gargus, Mr. Northcutt, Mr. Tirado and Mr. Valiton), and two additional individuals who would have been among the four most highly compensated executive officers other than the Chief Executive Officer but for the fact that such individuals were not serving as executive officers as of December 31, 2004 (Mr. Garcia-Meza and Mr. Khodi).
      The percentage ownership is based on 78,883,970 shares of common stock outstanding as of February 28, 2005. Shares of common stock that are subject to options or other convertible securities currently exercisable or exercisable within 60 days of February 28, 2005, are deemed outstanding for the purposes of computing the percentage ownership of the person holding these options or convertible securities, but are not deemed outstanding for computing the percentage ownership of any other person. Beneficial ownership is determined under the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. To our knowledge, unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Unless otherwise indicated, the address for each listed stockholder is c/o Silicon Image, Inc., 1060 East Arques Ave., Sunnyvale, California 94085.

	Shares Beneficially Owned

Name of Beneficial Owner	Number of Shares	Percent of Class

FMR Corp.(1)	11,016,291	13.97%
David Lee(2)	3,210,818	3.99
Jimmy Garcia-Meza(3)	389,261	*
Parviz Khodi(4)	343,970	*
Robert Gargus(5)	259,370	*
J. Duane Northcutt(6)	248,517	*
Steve Tirado(7)	201,879	*
Rob Valiton(8)	172,430	*
David Hodges(9)	170,933	*
Darrel Slack	0	*
Steve Laub(10)	0	*
All current executive officers and directors as a group (11 persons)(11)	4,584,496	5.62

*	Less than 1%.

(1)	Based upon a Schedule 13G/ A filed with the Securities and Exchange Commission on February 14, 2005 which indicates sole voting power over 385,760 of these shares and sole investment power over all of these shares. FMR Corp.’s address is 82 Devonshire Street, Boston, Massachusetts 02109.

(2)	Includes 1,689,100 shares held by Dr. Lee and Joanne W. Lee, trustees of the David D. Lee and Joanne W. Lee Trust Agreement dated March 15, 2000. Includes 1,520,718 shares subject to options held by Dr. Lee that are exercisable within 60 days after February 28, 2005.

(3)	Includes 387,250 shares subject to options held by Mr. Garcia-Meza that are exercisable within 60 days after February 28, 2005.

(4)	Mr. Khodi, who most recently served as Vice President, PC/ Display Products, died unexpectedly in September 2004. Includes 191,036 shares held by the Khodi Family Trust U/A/D 2/19/00 as of September 22, 2004. Includes 116,353 shares subject to options held by Mr. Khodi’s estate that are exercisable within 60 days after February 28, 2005.

(5)	Includes 308,667 shares subject to options held by Mr. Gargus that are exercisable within 60 days after February 28, 2005. Mr. Gargus resigned from Silicon Image effective April 20, 2005.

(6)	Includes 243,750 shares subject to options held by Mr. Northcutt that are exercisable within 60 days after February 28, 2005.

(7)	Includes 900 shares held by the Tirado Family Trust, of which Mr. Tirado is a trustee. Includes 191,801 shares subject to options held by Mr. Tirado that are exercisable within 60 days after February 28, 2005.

(8)	Includes 166,466 shares subject to options held by Mr. Valiton that are exercisable within 60 days after February 28, 2005.

(9)	Includes 117,600 shares held by the Hodges Family Trust 5/16/90, of which Dr. Hodges and Susan S. Hodges are trustees. Includes 53,333 shares subject to options held by Dr. Hodges that are exercisable within 60 days after February 28, 2005.

(10)	Mr. Laub, who most recently served as President and Chief Executive Officer, resigned from Silicon Image in January 2005.

(11)	Includes 2,745,498 shares subject to options that are exercisable within 60 days after February 28, 2005.
Equity Compensation Plans
      As of December 31, 2004, we maintained our 1999 Equity Incentive Plan and 1999 Employee Stock Purchase Plan, both of which were approved by our stockholders. Our 1995 Equity Incentive Plan that was terminated in connection with our initial public offering but had options outstanding under it as of December 31, 2004, was also approved by our stockholders. As of December 31, 2004, we also maintained the CMD Technology Inc. 1999 Stock Incentive Plan, Silicon Communication Lab, Inc. 1999 Stock Option Plan and TransWarp Networks, Inc. 2002 Stock Option/ Stock Issuance Plan, which we assumed in connection with our acquisition of those companies, as well as non-plan stock options. The following table gives information about equity awards under these plans and options as of December 31, 2004.

	(a)	(b)	(c)
Number of Securities
	Number of Securities		Remaining Available for
	to Be Issued	Weighted-Average	Future Issuance Under
	upon Exercise of	Exercise Price of	Equity Compensation
	Outstanding	Outstanding	Plans (Excluding
	Options, Warrants	Options, Warrants	Securities Reflected in
Plan Category	and Rights	and Rights	Column (a))

Equity compensation plans approved by security holders	14,086,685	$8.18	2,699,382	(1)
Equity compensation plans not approved by security holders(2)	6,960,016	6.46	194,945
Total	21,046,701	7.61	2,894,327

(1)	Of these, 1,479,004 shares remained available for grant under the 1999 Equity Incentive Plan and 1,220,378 shares remained available for grant under the 1999 Employee Stock Purchase Plan. All of the shares available for grant under the 1999 Equity Incentive Plan may be issued in the form of stock options, restricted stock or stock bonuses. Under the terms of our 1999 Equity Incentive Plan, on the first business day of each calendar year, the aggregate number of shares reserved and available for grant and issuance pursuant to the plan is automatically increased by a number of shares equal to 5% of the total outstanding shares as of the immediately preceding December 31, provided that our Board of Directors or compensation committee may in its sole discretion reduce the amount of the increase in any particular year. Under the terms of our 1999 Employee Stock Purchase Plan, on January 1 of each year, the aggregate number of shares reserved for issuance under the plan is automatically increased by a number of shares equal to 1% of the total outstanding shares as of the immediately preceding December 31, provided that our Board of Directors or compensation committee may in its sole discretion reduce the amount of the increase in any particular year and, provided further, that the aggregate number of shares issued over the term of the plan shall not exceed 8,000,000 shares.

(2)	In June 2001, we assumed the CMD Technology Inc. 1999 Stock Incentive Plan, all outstanding stock options under this plan and all shares then remaining available for future issuance under this plan. In September 2001, our Board amended this plan to conform the material terms so that they are substantially similar to those of our 1999 Equity Incentive Plan; however, this plan does not allow for the award of stock bonuses and does not provide for an automatic annual increase in the amount of shares reserved for issuance thereunder. Following our assumption of the shares remaining available for future issuance under this plan, we have granted stock options to purchase such shares to those recipients permitted by the rules of the NASDAQ Stock Market. As of December 31, 2004, 2,338,702 shares were subject to outstanding stock options under this plan at a weighted-average exercise price of $3.93, and in addition, 85,742 shares remained available for future issuance under this plan. Shares subject to any option or right to purchase restricted stock granted under this plan that can no longer be exercised and shares reacquired by us pursuant to an option agreement or restricted stock purchase agreement will again be available for grant or issuance under this plan. Our directors, employees and consultants are eligible to receive stock options and rights to purchase restricted stock under this plan. Incentive stock options may be granted only to our employees. The compensation committee or Board determines the exercise or purchase price and vesting schedule of options and restricted stock awards. The exercise price of incentive stock options must be at least equal to the fair market value of our common stock on the date of grant. The exercise price of non-statutory stock options must be at least equal to 85% of the fair market value of our common stock on the date of grant. The maximum term of options granted under this plan is 10 years. If we undergo a change in control (such as a merger, sale of assets or tender offer), outstanding options may be assumed or substituted for by the successor corporation. In the discretion of the compensation committee or Board, the vesting of these options may accelerate upon one of these transactions. The Board may from time to time amend, suspend or terminate this plan. Unless earlier terminated pursuant to its terms, this plan shall terminate on August 9, 2009.

      In July 2001, we assumed the Silicon Communication Lab, Inc. 1999 Stock Option Plan, all outstanding stock options under this plan and all shares then remaining available for future issuance under this plan. In September 2001, our Board amended this plan to conform the material terms so that they are substantially similar to those of our 1999 Equity Incentive Plan; however, this plan does not allow for the award of restricted stock or stock bonuses and does not provide for an automatic annual increase in the amount of shares reserved for issuance thereunder. Following our assumption of the shares remaining available for future issuance under this plan, we have granted stock options to purchase such shares to those recipients permitted by the rules of the NASDAQ Stock Market. As of December 31, 2004, 1,002,598 shares were subject to outstanding stock options under this plan at a weighted-average exercise price of $3.74, and in addition, 54,564 shares remained available for future issuance under this plan. Shares subject to an option granted under this plan which expires or becomes exercisable for any reason shall become available for future grant under this plan. Our directors, employees and consultants are eligible to receive stock options under this plan. The compensation committee or Board determines the exercise price and vesting schedule of options. The exercise price of incentive stock options must be at least equal to the fair market value of our common stock on the date of grant. The exercise price of non-statutory stock options must be at least equal to 85% of the fair market value of our common stock on the date of grant. The maximum term of options granted under this plan is 10 years. If we undergo a change in control (such as a merger, sale of assets or tender offer), outstanding options may be assumed or substituted for by the successor corporation. In the discretion of the compensation committee or Board, the vesting of these options may accelerate upon one of these transactions. The Board may at any time amend, suspend or discontinue this plan. Unless earlier terminated pursuant to its terms, this plan shall terminate 10 years from its initial adoption.
      In April 2003, we assumed the TransWarp Networks, Inc. 2002 Stock Option/ Stock Issuance Plan, all outstanding stock options under this plan and all shares then remaining available for future issuance under this plan. The material terms of this plan are substantially similar to those of our 1999 Equity Incentive Plan; however, this plan does not provide for an automatic annual increase in the amount of shares reserved for issuance thereunder. Following our acquisition of TransWarp Networks, we amended the form of stock option agreement under this plan to conform the material terms so that they are substantially similar to those of stock option agreements under our 1999 Equity Incentive Plan. Following our assumption of the shares remaining available for future issuance under this plan, we have granted stock options to purchase such shares to those recipients permitted by the rules of the NASDAQ Stock Market. As of December 31, 2004, 682,516 shares were subject to outstanding stock options under this plan at a weighted-average exercise price of $2.79, and in addition, 54,639 shares remained available for future issuance under this plan. Shares subject to an option granted under this plan which expires or becomes exercisable for any reason and unvested shares of common stock granted under this plan which are repurchased by us shall become available for future grant under this plan. Our directors, employees and consultants are eligible to receive stock options and awards of common stock under this plan. Incentive stock options may be granted only to our employees. The compensation committee or Board determines the exercise price and vesting schedule of options. The exercise price of non-

statutory stock options must be at least equal to 85% of the fair market value of our common stock on the date of grant. The maximum term of options granted under this plan is 10 years. If we undergo a change in control (such as a merger, sale of assets or tender offer), with respect to outstanding options and unvested shares granted by prior to our acquisition of TransWarp Networks, vesting of such options and unvested shares will automatically accelerate in full unless such options are assumed or replaced by a cash incentive program by the successor corporation, repurchase rights with respect to unvested shares are assigned to the successor corporation, or acceleration is subject to or precluded by limitations imposed by the compensation committee or Board. If we undergo a change in control (such as a merger, sale of assets or tender offer), with respect to outstanding options granted following our acquisition of TransWarp Networks, vesting of such options may be assumed or substituted for by the successor corporation and in the discretion of the compensation committee or Board, the vesting of such options may accelerate upon one of these transactions. The Board may at any time amend or modify this plan.
      Unless earlier terminated pursuant to its terms, this plan shall terminate 10 years from its initial adoption.
      As of December 31, 2004, 2,936,200 shares were subject to seven outstanding non-plan stock options at a weighted-average exercise price of $10.25.
      On April 5, 2001, Jimmy Garcia-Meza was granted a non-plan option for 500,000 shares at $3.4375, which equaled the fair market value of our common stock on that date. This option is immediately exercisable and the shares subject thereto become vested with respect to 12.5% of the shares on October 5, 2001 and 2.083% of the shares on November 5, 2001 and the 41 months thereafter. As of December 31, 2004, Mr. Garcia-Meza had exercised this option with respect to 141,500 shares and this option remained outstanding with respect to 358,500 shares.
      On October 30, 2001, Robert Gargus was granted a non-plan option for 400,000 shares at an exercise price of $1.14, which equaled the fair market value of our common stock on that date. This option becomes vested and exercisable with respect to 25% of the shares on October 30, 2002 and 2.083% of the shares on November 30, 2002 and each of the 35 months thereafter. As of December 31, 2004, Mr. Gargus had exercised this option with respect to 128,000 shares and this option remained outstanding with respect to 272,000 shares. Pursuant to Mr. Gargus’ employment agreement, effective April 20, 2005, all unvested shares subject to this option became fully vested in connection with his resignation and 272,000 shares are exercisable until July 20, 2005.
      On November 6, 2001, Hyun-Jong Shin was granted a non-plan option for 350,000 shares at an exercise price of $1.65, which equaled the fair market value of our common stock on that date. This option becomes vested and exercisable with respect to 25% of the shares on November 6, 2002 and 2.083% of the shares on December 6, 2002 and each of the 35 months thereafter. As of December 31, 2004, Mr. Shin had exercised this option with respect to 190,000 shares and this option remained outstanding with respect to 160,000 shares.
      On January 6, 2003, John LeMoncheck was granted a non-plan option for 325,000 shares at an exercise price of $6.35, which equaled the fair market value of our common stock on that date. This option becomes vested and exercisable with respect to 25% of the shares on January 6, 2004 and 2.083% of the shares on February 6, 2004 and each of the 35 months thereafter. As of December 31, 2004, Mr. LeMoncheck had exercised this option with respect to 70,500 shares and this option remained outstanding with respect to 254,500 shares.
      On February 20, 2004, Robert Bagheri was granted a non-plan option for 300,000 shares at an exercise price of $5.90, which equaled the fair market value of our common stock on that date. This option becomes vested and exercisable with respect to 25% of the shares on February 20, 2004 and 2.083% of the shares on March 20, 2004 and each of the 35 months thereafter. As of December 31, 2004, Mr. Bagheri had exercised this option with respect to 108,800 shares and this option remained outstanding with respect to 191,200 shares.
      On November 1, 2004, Peter Rado was granted a non-plan option for 200,000 shares at an exercise price of $13.74, which equaled the fair market value of our common stock on that date. This option becomes vested and exercisable with respect to 25% of the shares on November 1, 2005 and 2.083% of the shares each of the

36 months thereafter. As of December 31, 2004, none of the shares subject to this option were exercisable and this option remained outstanding with respect to 200,000 shares.
      On November 11, 2004, Steve Laub was granted a non-plan option for 1,500,000 shares at an exercise price of $15.20, which equaled the fair market value of our common stock on that date. This option becomes vested and exercisable with respect to 25% of the shares on November 11, 2005 and 2.083% of the shares each of the 36 months thereafter. As of December 31, 2004, none of the shares subject to this option were exercisable and this option remained outstanding with respect to 1,500,000 shares. This option was canceled on January 20, 2005 in connection with Mr. Laub’s resignation.
      Unless noted otherwise above, all outstanding non-plan options expire 10 years from the date of grant. However, if an optionee ceases to provide services to us, his non-plan option will generally expire three months from the date of termination, unless the termination is for cause, in which case the option will expire on the date of termination, or the termination is for death or disability, in which case the option will expire 12 months from the date of termination.
EXECUTIVE OFFICERS
      The following sets forth certain information with regard to executive officers of Silicon Image, including their ages as of February 28, 2005:

Name	Age	Position

Steve Tirado	50	President and Chief Executive Officer
Robert Bagheri	48	Executive Vice President, Operations
Dale Brown	50	Chief Accounting Officer
Jimmy Garcia-Meza	42	Vice President, Storage Products
David Lee	48	Chairman of PanelLink Cinema LLC
John LeMoncheck	39	Vice President, Consumer Electronics & PC/Display Products
J. Duane Northcutt	46	Chief Technology Officer
Patrick Reutens	46	Chief Legal Officer
Darrel Slack	41	Chief Financial Officer
Rob Valiton	40	Vice President, Worldwide Sales
      Steve Tirado has served as a director and President and Chief Executive Officer of Silicon Image since January 2005. Mr. Tirado previously served as Division President of the Storage Group from April 2004 to January 2005, President from January 2003 to March 2004, Chief Operating Officer from November 2000 to March 2004, and Executive Vice President of Marketing and Business Development from August 1999 to November 2000. From April 1986 to July 1999, Mr. Tirado held various marketing and management positions at Sun Microsystems, Inc., a computer networking company, serving most recently as Vice President of Marketing and Business Development for the NC Systems Group. From 1985 to 1986, Mr. Tirado was President of Tirado, Sorrentino Associates, a consulting firm. From 1984 to 1985, Mr. Tirado held the position of Marketing Administration Manager at Qualogy, a mass storage disk drive and controller company. From 1976 to 1984, Mr. Tirado was a public program administrator and policy analyst within various government agencies. Mr. Tirado holds a Bachelor Degree in Psychology from the University of California at Santa Barbara, a Masters of Social Work Degree in Community Organization, Management and Planning from Boston University and a Masters of Business Administration degree from the University of California at Berkeley.
      Robert Bagheri has served as Silicon Image’s Executive Vice President of Operations since February 2003. From January 1997 to January 2003, Mr. Bagheri served as Vice President of Operations and Quality Reliability at SiRF Technology, Inc., a developer of software and semiconductor products designed to provide location awareness capabilities. Prior to that time, Mr. Bagheri served as Director of Product and Test Engineering Operations at S3 Incorporated, a supplier of multimedia acceleration hardware and software, from April 1995 to January 1997. From December 1989 to March 1995 Mr. Bagheri held various product engineering and management positions at Zoran Corporation, IMP Inc., Microchip Technology Inc. and Monolithic Memories Inc. Mr. Bagheri holds a Bachelor of Science in electrical engineering from the Cleveland Institute of Technology.
      Dale Brown has served as Silicon Image’s Chief Accounting Officer since August 2004. Mr. Brown previously served as Silicon’s Image Corporate Controller from May 2004 until August 2004. From August 2002 until May 2004, Mr. Brown served as Senior Director of Finance/ Assistant Corporate Controller of 3Com Corporation, a company providing data/voice networking. From November 2000 until August 2002, Mr. Brown served as Group Director/ Assistant Corporate Controller for Cadence Design Systems Inc, a company in the electronic design and automation software industry. From March 1999 until September 2000, Mr. Brown served as Director of Finance and later as Senior Group Finance Director with Synopsys, Inc, also a company in the electronic design and automation software industry. Mr. Brown holds a Bachelor of Science degree in Accounting from Pennsylvania State University, and is a Certified Public Accountant and well as a Certified Management Accountant.
      Jimmy Garcia-Meza has served as Silicon Image’s Vice President of Storage Products since February 2005 and previously served as Vice President of Worldwide Sales and Business Development, Storage Division from April 2004 to January 2005 and Vice President, Worldwide Sales from April 2001 to April 2004. From January 2001 to March 2001, he was a general partner at The Corporate Finance Group, a venture capital firm. From August 1999 to December 2000, he served as Venture Director at Index Ventures Management, a venture capital firm. Prior to that time, he served with Sun Microsystems Inc., a computer networking company, as Director, Integrated Operations and Business Support Systems Solutions, Worldwide Telecommunications from July 1998 to July 1999, as Director, Telecommunications Industry Sales Development, International from July 1997 to June 1998, as Director, Telecommunications Industry Sales Development, Europe from April 1996 to June 1997, and as Regional Sales Manager, Mexico from October 1992 to March 1996. Mr. Garcia-Meza holds a Bachelor of Science degree in electrical engineering and a Master of Science degree in telecommunications and computer networks from the University of Kansas.
      David Lee has served as Chairman Emeritus of Silicon Image since April 2005 and has served as Chairman of PanelLink Cinema LLC, a wholly-owned subsidiary of Silicon Image focused on establishing a single standard for transmission of digital content between devices, since January 2005. Dr. Lee has served as a director of Silicon Image since its inception on January 1, 1995. Dr. Lee previously served as Chairman of the Board of Silicon Image from inception until January 2005, Chief Executive Officer of Silicon Image from inception until November 2004, and in addition served as President of Silicon Image from inception until October 1996 and from June 1999 until January 2003. Prior to founding Silicon Image, Dr. Lee was a principal investigator at Sun Microsystems, Inc., a computer networking company, where he led advanced development projects from 1993 to 1995, as a Visiting Scientist at Sun’s Technology Development Group and as Senior Staff Engineer at Sun Labs. Before joining Sun, Dr. Lee was a member of the research staff at Xerox Corporation’s Palo Alto Research Center, from 1989 to 1994. Dr. Lee holds Bachelor of Science, Master of Science and Ph.D. degrees in Electrical Engineering and Computer Sciences from the University of California at Berkeley.
      John LeMoncheck has served as Silicon Image’s Vice President, Consumer Electronics and PC/ Display Products since September 2004 and previously served as Silicon Image’s Vice President, Consumer Electronics Products from January 2003 until September 2004. From January 2001 to January 2003, Mr. LeMoncheck served as Vice President, Software and Systems Engineering at Oak Technology’s TeraLogic Group, a developer of integrated circuits, software and platforms for digital television. Prior to that time, Mr. LeMoncheck directed the LEGO Company’s West Coast design center, which was focused on high technology toys from September 1999 to January 2001. From November 1993 to June 1999, Mr. LeMoncheck was Vice President of Engineering at Arithmos, Inc., a developer of flat panel display products. Before joining Arithmos, Mr. LeMoncheck was an engineer at Synaptics, Inc., a developer of interface devices for portable electronic devices, from May 1991 through October 1993 and an engineer at NCR Corporation, a financial information processing company, from June 1987 through June 1989. Mr. LeMoncheck holds a Bachelor of Science degree in electrical engineering from the University of California at San Diego.

      J. Duane Northcutt has served as Silicon Image’s Chief Technology Officer since July 22, 2003. Prior to joining Silicon Image in February 2002, Dr. Northcutt held the title of Distinguished Engineer and Chief Technologist of the Desktop and Workgroup Servers Group at Sun Microsystems, where he worked in a technical capacity from 1990 to 2002. Previously, Dr. Northcutt was a member of the research faculty at Carnegie Mellon University’s School of Computer Science. Dr. Northcutt holds both a bachelor’s and a master’s degree in electrical engineering, and a Ph.D. in computer and electrical engineering from Carnegie-Mellon University.
      Patrick Reutens has served as Silicon Image’s Chief Legal Officer since October 2004. From September 2001 to October 2003, Mr. Reutens served as Vice President, Strategic Relationships and Legal Affairs at Immersion Corporation, a developer of tactile feedback technology and products. From October 2003 to September 2004, Mr. Reutens served as Immersion Corporation’s Senior Vice President, Corporate Development and Legal Affairs. Prior to that time, Mr. Reutens served as Vice President of Strategic Licensing and Intellectual Property for Preview Systems, a software/internet company enabling distribution of music, video and other digital products from November 1999 to August 2001. From 1998 to 1999, Mr. Reutens served as Director of Licensing and Corporate Counsel for MIPS Technologies, a provider of industry-standard processor architectures and cores for digital consumer and business applications. Prior to that time, Mr. Reutens counseled high-growth technology companies while an attorney at the Venture Law Group from 1993 to 1998 and at Wilson, Sonsini, Goodrich & Rosati from 1991 to 1993. Mr. Reutens holds a bachelor’s degree in physics from the University of Western Australia, a Ph.D. degree in physics from the University of Chicago and a Juris Doctorate degree from Yale Law School.
      Darrel Slack has served as a director and Chief Financial Officer of Silicon Image since April 2005. From January 2002 to July 2004, Mr. Slack served as Vice President and Chief Financial Officer of Centillium Communications, Inc., a fabless semiconductor company, and previously served as Centillium’s Interim Chief Financial Officer from September 2001 to January 2002 and as Centillium’s Director of Business Development from May 2000 to September 2001. From July 1999 to May 2000, Mr. Slack worked as an investment banker with Credit Suisse First Boston serving clients in the communications semiconductor industry. Prior to CSFB, Mr. Slack worked as an investment banker with Salomon Smith Barney in the general technology practice. Prior to investment banking, Mr. Slack served ten years as a U.S. Air Force officer and pilot. Mr. Slack holds a Bachelor of Science degree in Computer Science from the U.S. Air Force Academy and a Masters of Business Administration from the Stanford University Graduate School of Business.
      Rob Valiton has served as Silicon Image’s Vice President of Worldwide Sales since April 2004 and previously served as Silicon Image’s Senior Director of Sales, NAE and EMEA from August 2003 to April 2004 and Director of Sales, NAE from October 2000 to August 2003. Mr. Valiton joined Silicon Image in July 1999 as Eastern Region Sales Manager. From 1998 to 1999, Mr. Valiton served as Eastern Area Sales and Applications Manager at Summit Microelectronics, a start-up designer and fabless manufacturer of programmable analog and mixed-signal semiconductors. From 1996 to 1998, Mr. Valiton was Eastern Area Sales Manager for Benchmarq Microelectronics, a designer and fabless semiconductor manufacturer of mixed-signal and analog semiconductors. From 1986 to 1996, Mr. Valiton held various strategic account management, sales and marketing management and account specialist positions with Rayovac Corporation’s OEM Division, Power Convertibles Corporation’s Power Management Division and Dow Chemical Company. Mr. Valiton holds a Bachelor of Science degree in plastics engineering with a minor in chemistry from the University of Massachusetts.

EXECUTIVE COMPENSATION
Officer Compensation
      The following table sets forth all compensation awarded to, earned by or paid to the Named Executive Officers for services rendered to Silicon Image in all capacities during the years ended December 31, 2004, 2003 and 2002.
Summary Compensation Table

								Long-Term
								Compensation
								Awards

		Annual Compensation						Securities
								Underlying
Name and						Other Annual		Options		All Other
Principal Positions	Year	Salary ($)		Bonus ($)		Compensation ($)		Granted (#)		Compensation ($)

Steve Tirado	2004	294,318		109,029		—		—		660	(8)
President and Chief	2003	300,000		—		—		400,000		948	(8)
Executive Officer(1)	2002	273,105		—		—		250,000		1196	(8)
Steve Laub	2004	51,899		28,000		—		1,500,000	(2)	110	(8)
Chairman of the Board, President and Chief Executive Officer (former)
David Lee	2004	400,000		200,000		—		250,000		660	(8)
Chairman of the Board	2003	305,000		—		—		500,000		948	(8)
and Chief Executive	2002	275,000		15,687		—		—		1196	(8)
Officer (former)
Rob Valiton	2004	422,654	(3)	—		89,576	(4)	300,000		349	(8)
Vice President,	2003	186,813	(3)	19,326		—		40,000		576
Worldwide Sales(3)	2002	228,526	(3)	7,000		—		20,000		540
Jimmy Garcia-Meza	2004	301,836	(5)	33,825		—		—		609	(8)
Vice President,	2003	305,802	(5)	20,000		—		150,000		948	(8)
Storage Products(5)	2002	337,178	(5)	20,595		—		50,000		1196	(8)
Robert Gargus	2004	250,000		87,500		—		—		660	(8)
Vice President, Finance	2003	250,000		—		—		120,000		948	(8)
and Administration	2002	225,000		—		—		—		1196	(8)
and Chief Financial Officer (former)
J. Duane Northcutt	2004	245,000		77,700		—		80,000		607	(8)
Chief Technology Officer	2003	221,154		—		—		125,000		948	(8)
	2002	159,625		—		—		250,000		540
Parviz Khodi	2004	335,777	(6)	77,869	(7)	—		80,000		4988	(9)
Vice President,	2003	259,564		—		—		25,000		948	(8)
PC/Display Products	2002	259,564		—		—		—		1196	(8)
(former)

(1)	In January 2005, Mr. Tirado’s position changed from Division President of the Storage Group to President and Chief Executive Officer. Prior to serving as Division President of the Storage Group, Mr. Tirado held the position of President from January 2003 to March 2004 and Chief Operating Officer from November 2000 to March 2004.

(2)	The option grant for 1,500,000 shares was canceled in full on January 20, 2005 in connection with Mr. Laub’s resignation.

(3)	Salary figures include sales commissions of $209,704 in 2004, $54,971 in 2003 and $106,726 in 2002. In April 2004, Mr. Valiton’s position changed from Senior Director of Sales, NAE and EMEA to Vice President, Worldwide Sales.

(4)	Other annual compensation represents payments of an aggregate of $89,576 to cover Mr. Valiton’s relocation and other moving expenses in connection with his promotion to Vice President, Worldwide Sales.

(5)	Salary figures include sales commissions of $109,337 in 2004, $113,302 in 2003 and $144,678 in 2002. In February 2005, Mr. Garcia-Meza’s position changed from Vice President of Sales and Marketing, Storage Systems to Vice President of Storage Products. Prior to serving as Vice President of Sales and Marketing, Storage Systems, Mr. Garcia-Meza held the position of Vice President of Worldwide Sales until April 2004.

(6)	Includes six months salary continuance of $129,782 paid to Mr. Khodi’s estate after his death in September 2004.

(7)	This amount was paid to Mr. Khodi’s estate after his death in September 2004 and represents the amount that Mr. Khodi would have been expected to earn under Silicon Image’s executive bonus plan for 2004.

(8)	These amounts represent life insurance premiums paid by Silicon Image for the benefit of the applicable executive.

(9)	This amount includes life insurance premiums in the amount of $495 paid by Silicon Image for the benefit of Mr. Khodi and six months of COBRA coverage in the amount of $4,493 paid to Mr. Khodi’s estate after his death in September 2004.
Option Grants in Last Fiscal Year
      The following table shows information about each stock option granted during 2004 to each of the Named Executive Officers. In accordance with the rules of the Securities and Exchange Commission, the table sets forth the hypothetical gains or “option spreads” that would exist for the options at the end of their respective ten-year terms. These gains are based on assumed rates of annual compound stock price appreciation of 5% and 10% from the closing price on the date an option was granted until the end of the option term. The 5% and 10% assumed annual rates of stock price appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent our estimate or projection of future common stock prices.
      All options included in the following table are nonqualified stock options. Unless noted otherwise, the options were granted under our 1999 Equity Incentive Plan and the exercise price of each option granted equaled the closing price per share of our common stock on the NASDAQ National Market on the date of grant. Unless noted otherwise, the options expire on the earlier of ten years from the date of grant or three months after termination of employment. The percentage numbers are based on an aggregate of 6,848,100 options granted to our employees during fiscal 2004.

							Potential Realizable Value
			Percentage of				at Assumed Annual Rates
	Number of		Total Options				of Stock Price Appreciation
	Securities		Granted to	Exercise			for Option Term
	Underlying Options		Employees	Price	Expiration
Name	Granted (#)		in 2004	Per Share ($)	Date		5%		10%

Steve Tirado	—		—	$—	—		$—		$—
Steve Laub	1,500,000	(1)	21.9%	15.20	11/11/14	(1)	14,338,797		36,337,328
David Lee	250,000	(2)	3.7	9.15	3/16/14		1,438,596		3,645,686
Rob Valiton	300,000	(3)	4.4	12.86	4/17/14		2,426,275		6,148,658
Jimmy Garcia-Meza	—		—	—	—		—		—
Robert Gargus	—		—	—	—		—		—
J. Duane Northcutt	80,000	(4)	1.2	9.55	2/5/14		480,475		1,217,619
Parviz Khodi	80,000	(5)	1.2	9.55	2/5/14	(5)	104,101	(5)	263,812	(5)

(1)	This option was canceled on January 20, 2005 in connection with Mr. Laub’s resignation. Prior to cancellation, this option was a non-plan option and became vested and exercisable with respect to 25% of the shares on November 11, 2005 and 2.083% of the shares each of the 36 months thereafter.

(2)	This option becomes vested and exercisable with respect to 20% of the shares on March 16, 2004, 40% of the shares on March 16, 2005 and 40% of the shares on March 16, 2006.

(3)	This option becomes vested and exercisable with respect to 2.083% of the shares on April 17, 2004 and each of the 47 months thereafter.

(4)	This option becomes vested and exercisable with respect to 1.042% of the shares on March 5, 2004 and each of the 23 months thereafter and 2.083% of the shares on March 5, 2006 and each of the 35 months thereafter.

(5)	At the time of grant, the vesting schedule of this option provided that the option becomes vested and exercisable with respect to 1.563% of the shares on March 5, 2004 and each of the 47 succeeding months thereafter and 2.083% of the shares on March 5, 2008 and each of the 11 months thereafter. At the time of Mr. Khodi’s death, 8,750 shares subject to this option were vested and exercisable. In connection with his death, 62,677 shares subject to this option were cancelled on September 23, 2004 and Silicon Image amended the stock option to provide for vesting of an additional 8,583 shares subject to this option effective September 27, 2004, such that an aggregate of 17,333 shares were vested and exercisable as of December 31, 2004, which shares are exercisable until September 23, 2005.
Aggregated Option Exercises in 2004 and Year End Option Values
      The following table sets forth the number of shares acquired upon the exercise of stock options during 2004 and the number of shares covered by both exercisable and unexercisable stock options held by each of the Named Executive Officers at December 31, 2004. Also reported are values of unexercised “in-the-money” options, which represent the positive spread between the respective exercise prices of outstanding stock options and $16.46, the closing price per share of our common stock on December 31, 2004 on the NASDAQ National Market.

			Number of Securities			Value of Unexercised
			Underlying Unexercised			In-the-Money Options at
			Options at Fiscal Year			Fiscal
	Shares		End (#)			Year End ($)
	Acquired on	Value
Name	Exercise (#)	Realized ($)	Exercisable		Unexercisable	Exercisable	Unexercisable

Steve Tirado	453,719	$3,823,476	86,599		526,141	$957,945	$5,823,661
Steve Laub	—	—	—		—	—	—
David Lee	—	—	1,312,796		505,480	7,766,019	3,179,783
Rob Valiton	—	—	134,771		303,274	1,225,159	1,549,688
Jimmy Garcia-Meza	122,750	$1,453,690	365,584	(1)	331,666	4,775,717	4,168,624
Robert Gargus	45,000	507,313	208,667		183,333	3,096,378	2,306,662
J. Duane Northcutt	—	—	205,416		249,584	2,078,682	2,324,118
Parviz Khodi	143,333	1,529,896	116,353		—	1,192,377	—

(1)	323,917 of the shares issuable upon exercise of these options were vested as of December 31, 2004.
Employment Contracts and Change of Control Arrangements
      Silicon Image entered into an employment offer letter agreement with Steve Tirado on January 24, 2005 for the position of Chief Executive Officer and President. This agreement superseded and replaced Mr. Tirado’s existing employment offer letter agreement with Silicon Image dated April 1, 2004. The new agreement sets forth Mr. Tirado’s title and the terms of his employment with Silicon Image, including an annual base salary of $475,000, a potential bonus for the 2005 fiscal year equal to 70% of his annual base salary and participation in Silicon Image’s employee benefit plans and executive compensation programs. Pursuant to the agreement, Mr. Tirado received an option grant to purchase 380,000 shares of Silicon Image’s common stock at an exercise price of $14.14 per share and will receive an option grant to purchase 500,000 shares of the Silicon Image’s common stock on the first business day of 2006 which option will have an exercise price equal to the closing price of the common stock on the date of grant. The agreement also provides that in the event that Mr. Tirado’s employment is terminated without cause, for good reason or due to death or disability, he shall be entitled to cash severance equal to his then current annual base salary, COBRA insurance premiums (if he elects COBRA coverage) for twelve months following his termination, a prorated portion of the calculated amount (if any) payable to the Chief Executive Officer under Silicon Image’s executive bonus program for the year in which such termination occurs, and twelve months of accelerated vesting under his stock options and restricted stock awards. In the event of Mr. Tirado’s voluntary termination of employment or termination for cause, Mr. Tirado is not entitled to any cash separation benefits or additional vesting of shares or restricted stock options. “Cause” is defined to mean Mr. Tirado’s conviction of, or plea of guilty or no contest to, a felony under the laws of the United States or any state thereof or any act of fraud, embezzlement or dishonesty, breach of fiduciary duties not remedied within thirty days of written notice, or material breach of the letter agreement or any other written agreement with Silicon Image not remedied within thirty days of written notice. “Good Reason” is defined to mean any material reduction in your job duties and responsibilities not approved in writing by Mr. Tirado and not restored within thirty days of written notice to the Board, Mr. Tirado’s failure to be elected at any time as a member of the Board, or any demoting change in Mr. Tirado’s job titles as Chief Executive Officer and President, reduction in annual base salary or potential cash bonus, or requirement that his principal place of business be relocated by more than 25 miles not rescinded within thirty days of written notice to the Board.
      Silicon Image entered into an employment offer letter agreement with Steve Laub on November 11, 2004 for the position of Chief Executive Officer and President. The agreement sets forth the terms of Mr. Laub’s employment with Silicon Image, including an annual base salary of $425,000, a potential bonus of at least 50% of annual base salary and participation in Silicon Image’s health, insurance and employee benefit plans. Pursuant to the agreement, Mr. Laub received a non-plan option grant to purchase 1,500,000 shares of Silicon Image’s common stock at an exercise price of $15.20 per share. Mr. Laub’s agreement provided that in the event of his voluntary termination of employment for any reason, Mr. Laub would not be entitled to any cash separation benefits or additional vesting of shares or restricted stock options. Mr. Laub’s letter agreement provided that in the event that his employment is terminated without cause, for good reason or due to death or disability, he shall be entitled to (i) cash severance (at the rate of his current annual base salary) and COBRA insurance premiums (if he elects COBRA coverage) for 12 months following his termination and (ii) the calculated amount (if any) payable to the Chief Executive Officer of Silicon Image under our executive bonus program for the entire year in which such termination occurs and pro rated for a sufficient portion of the following year so as to constitute participation in such executive bonus program effective through the date that is one year after such termination. Mr. Laub’s agreement also provided that in the event of his termination without cause, for good reason or due to death or disability, he shall also be entitled to twelve months of accelerated vesting under his stock options and restricted stock awards. Mr. Laub resigned from Silicon Image in January 2005.
      Silicon Image entered into an agreement with David Lee on April 22, 1997, amended and restated this agreement on August 15, 1997, amended this agreement on January 24, 2000, and amended this agreement again on March 29, 2001. The agreement provides that if, on or before December 31, 2006, Dr. Lee is terminated by Silicon Image other than for cause, or if Dr. Lee resigns for good reason, Dr. Lee will continue to receive salary at his current rate for six months and vesting of his stock and options will accelerate, subject to limitations in the event of specified types of acquisitions of Silicon Image. In addition, if Dr. Lee is terminated for cause, or resigns without good reason, then Silicon Image may elect to continue his salary for six months. During any period in which Dr. Lee is receiving post-termination salary pursuant to the severance agreement, he will be available to consult with Silicon Image from time to time as Silicon Image may request. “Cause” is defined to mean willful and continued failure to substantially perform duties after receipt of demand for performance from the Board and willfully engaging in gross misconduct which is materially and demonstrably injurious to Silicon Image. No act or failure to act shall be considered willful if done or omitted to be done in good faith and in the reasonable belief that the act or omission was in the best interests of Silicon Image and/or was required by applicable law. “Good reason” for resignation is defined to mean a change in titles or offices without Dr. Lee’s consent, such that he is no longer an officer and director of Silicon Image (except in connection with a termination of employment for cause or due to death or disability or in connection with an acquisition of Silicon Image in which Dr. Lee is offered employment with the successor corporation in a position with comparable duties and responsibilities and comparable base salary and bonus compensation formula), a material reduction in base salary or bonus compensation formula, a material reduction in the kind or level of employee benefits with the result that Dr. Lee’s overall benefits package is significantly reduced, Silicon Image taking any action which would materially and adversely affect Dr. Lee’s participation in any plan, program or policy generally applicable to employees or deprive him in a material way of fringe benefits, Silicon Image requiring any termination of Dr. Lee’s employment other than for cause, disability or death, and failure of Silicon Image to obtain assumption of this agreement by any successor corporation.
      Silicon Image entered into an amended and restated employment agreement with Robert Gargus on August 17, 2004 for the positions of Chief Financial Officer and Vice President of Finance and Administration. Silicon Image also entered into a consulting agreement with Mr. Gargus on August 17, 2004. The employment agreement superseded and replaced Mr. Gargus’ existing employment letter agreement dated October 30, 2001. The employment agreement provided for an annual base salary of $250,000, participation in health, insurance and employee benefit plans and receipt of any bonus payments that accrue under Silicon Image’s bonus plans during the duration of his employment in the above positions. In addition, Mr. Gargus agreed that unless Silicon Image or he terminate his employment earlier for any reason, he will remain employed in his current position until the earlier of the commencement of employment of a new Chief Executive Officer and new Chief Financial Officer with Silicon Image or Mr. Gargus’ voluntary termination of employment any time after June 30, 2005. Under the consulting agreement, Mr. Gargus has agreed to continue working with Silicon Image as a consultant for a period of six months following the occurrence of the aforementioned events in order to provide transition assistance to a new Chief Executive Officer and Chief Financial Officer. Mr. Gargus resigned from Silicon Image effective April 20, 2005, and pursuant to his employment agreement, Mr. Gargus is entitled to receive severance at the rate of $20,833 per month for up to six months so long as he is not employed elsewhere for 20 hours or more per week and to six months accelerated vesting of options held by him to purchase shares of Silicon Image common stock.
      Silicon Image entered an employment offer letter agreement with Rob Valiton on April 17, 2004 for the position of Vice President, Worldwide Sales. This offer letter provides for an annual base salary of $240,000 and participation in employee benefit plans and executive bonus and compensation programs. The offer letter provides that Mr. Valiton will be eligible to receive a target commission of $60,000 for achievement of fiscal year 2004 goals and an additional cash incentive bonus for over-achievement of fiscal year 2004 goals pursuant to a bonus compensation plan for the benefit of Mr. Valiton. Mr. Valiton will be entitled to a one-time relocation incentive payment of $60,000 and reimbursement of actual relocation costs up to $40,000. Pursuant to the terms of the agreement, Mr. Valiton received an option grant to purchase 300,000 shares of Silicon Image’s common stock at an exercise price per share of $12.86. Mr. Valiton’s offer letter provides that in the event that his employment is terminated without cause, he shall be entitled to cash severance for six months (at the rate of his annual base salary for the year in which such termination occurs). “Cause” is defined to mean any breach of the agreement, the employee inventions and confidentiality agreement between Mr. Valiton and the Company, or any other written agreement between Mr. Valiton and the Company, if such breach causes harm to the Company, any negligence or willful misconduct in the performance of duties to the company that causes harm to the company, repeated failure to diligently follow the lawful directions of the Board or the person to whom Mr. Valiton reports or repeated failure to diligently perform duties in a reasonable manner pursuant to the agreement, commission of a felony under the laws of the United States or any state thereof, commission of any act of fraud, embezzlement or dishonesty or breach of fiduciary duties, the abuse of alcohol or controlled substances that has a detrimental effect upon performance of duties under the agreement, or a good faith determination by the Board or the person to whom Mr. Valiton reports that performance is unsatisfactory.
      Silicon Image entered an employment offer letter agreement with J. Duane Northcutt on February 19, 2002 for the position of Vice President of System Architecture Group. This offer letter provides for an annual base salary of $195,000 and participation in employee benefit plans. In connection with the agreement, Mr. Northcutt received an option grant to purchase 250,000 shares of Silicon Image’s common stock at an exercise price per share of $6.21.

      Silicon Image entered into an employment offer letter agreement with Jimmy Garcia-Meza on February 8, 2005 for the position of Vice President, Storage. The offer letter superseded and replaced Mr. Garcia-Meza’s existing employment offer letter agreement dated March 2001. The new agreement sets forth the terms of Mr. Garcia-Meza’s employment, including an annual base salary of $275,000 and participation in employee benefit plans and executive bonus and compensation programs. Pursuant to the terms of the agreement, Mr. Garcia-Meza received an option grant to purchase 100,000 shares of the Silicon Image’s common stock with an exercise price per share of $11.97. Mr. Garcia-Meza’s offer letter provides that in the event that if his employment is terminated without cause, he shall be entitled to cash severance for six months (at the rate of his annual base salary plus target bonus for the year in which such termination occurs). In the event that his employment is terminated in connection with a change in control, Mr. Garcia-Meza is entitled to the aforementioned benefits and accelerated vesting of his 500,000 share stock option grant dated April 5, 2001 at a vesting rate of twice the vesting rate set forth in the grant. “Cause” is defined to mean willful gross misconduct, conviction of a felony or an act of material personal dishonesty.
      Silicon Image entered into an employment agreement with Parviz Khodi on June 10, 1999 for the position of Vice President, Worldwide Sales. The employment agreement sets forth the terms of Mr. Khodi’s employment, including an annual base salary of $143,838 and participation in employee benefit plans and executive compensation programs. The employment agreement provides for continuation of salary and commission for six months in the event that there is a change in control of Silicon Image and Silicon Image terminates Mr. Khodi’s employment other than for cause, disability or death or if Mr. Khodi terminates his employment for good reason. In September 2004, Mr. Khodi died unexpectedly. On September 27, 2004, after Mr. Khodi’s death, Silicon Image’s compensation committee authorized the Silicon Image to pay Mr. Khodi’s estate an amount equal to six months of Mr. Khodi’s salary, plus an additional $77,869 (representing the amount that Mr. Khodi would have been expected to earn under Silicon Image’s incentive bonus plan for executives for fiscal year 2004). In addition, Silicon Image amended the vesting provisions of several stock option agreements that Mr. Khodi had entered into with Silicon Image, to provide for the vesting of an additional 90,392 shares with a weighted average exercise price of $3.35, effective upon Mr. Khodi’s death. These vested shares are in addition to the 169,294 shares with a weighted average exercise price of $4.06 that were vested as of the date of Mr. Khodi’s death. These shares are exercisable by Mr. Khodi’s estate until September 23, 2005.
REPORT OF THE COMPENSATION COMMITTEE
      This report of the compensation committee is required by the Securities and Exchange Commission and, in accordance with the Commission’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that Silicon Image specifically incorporates this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act of 1933 or the Securities Exchange Act of 1934.
      The compensation committee of the Board, in conjunction with the non-executive members of the Board, sets the base salaries of Silicon Image’s executive officers, including the Chief Executive Officer, and approves bonus programs for the executive officers. The committee administers the issuance of stock options and other equity awards to Silicon Image’s executive officers and other employees under Silicon Image’s 1999 Equity Incentive Plan, 1999 Employee Stock Purchase Plan, CMD Technology Inc. 1999 Stock Incentive Plan, Silicon Communication Lab, Inc. 1999 Stock Option Plan and TransWarp 2002 Stock Option/ Stock Issuance Plan as well as non-plan options. The Board of Directors is also authorized to make these stock option grants and other equity awards. The committee has complete discretion in establishing the terms of stock option grants and other equity awards it makes. Dr. Hodges, an independent non-employee director, was reappointed to the committee in April 2005 following the resignations of Messrs. McAuliffe and Paisley, both of whom had served on the committee since November 2004. Andrew Rappaport and Douglas Spreng, former directors, served on the committee in 2004 until their resignations from the Board in November 2004. Messrs. Courtney and Hodges also served on the committee in 2004 following the resignations of Mr. Rappaport and Mr. Spreng, but resigned from the committee in January 2005. The following is a summary of policies of

Silicon Image that affect the compensation paid to executive officers, as reflected in the tables and text set forth elsewhere in this Proxy Statement.
General Compensation Policy
      Silicon Image’s overall policy is to offer its executive officers cash-based and equity-based compensation opportunities based on their personal performance and specified financial performance metrics of Silicon Image and their contribution to that performance. The principal factors taken into account in establishing each executive’s compensation package are summarized below. Additional factors may be taken into account to a lesser degree and the relative weight given to each factor varies with each individual in the discretion of the committee. The committee may in its discretion apply entirely different factors, such as different measures of financial performance, for future years.
      Cash-based Compensation. Silicon Image sets base salaries and bonuses for executive officers on the basis of personal performance, the scope of an officer’s particular job, the financial performance metrics of Silicon Image and internal and industry comparability considerations.
      Long-term Equity-based Compensation. Long-term equity incentives for executive officers are effected through the granting of stock options. The committee believes that equity-based compensation in the form of stock options links the interests of management and stockholders by focusing management on increasing stockholder value. Stock options generally have value for the executive only if the price of Silicon Image’s common stock increases above the exercise price determined on the option grant date and the executive remains employed by Silicon Image for the period required for the shares to vest. Stock options typically have been granted to executive officers when the executive first joins Silicon Image, in connection with a significant change in responsibilities, to achieve equity within a peer group, and to provide greater incentives to continue employment with Silicon Image and to strive to increase the value of Silicon Image’s common stock. The Board or committee may, however, grant stock options to executives for other reasons. The number of shares subject to each stock option granted is within the discretion of the Board or committee and may be based on the executive’s level of responsibility, anticipated future contribution and ability to impact corporate results, past performance, consistency within the executive’s peer group, the number of existing option shares and degree of vesting of such shares held by the executive at the time of the grant, or other considerations. The relative weight given to these factors varies with each executive in the sole discretion of the Board or committee.
2004 Executive Compensation
      Cash-based Compensation. Upon the hiring of a new executive officer, the Board of Directors or committee will determine the officer’s annual base salary. Since October 1999, the Board and committee have periodically reviewed and adjusted the base salaries of Silicon Image’s executive officers in light of the factors and considerations for cash-based compensation described above and, except with respect to the CEO’s compensation, the recommendations of the CEO. The CEO has periodically made recommendations with respect to the base salaries of the other executive officers after review of salary surveys prepared by compensation consultants to high-technology companies.
      During meetings held in December 2003, February 2004 and March 2004, the committee evaluated salary survey data prepared by an outside consultant and the performance of Silicon Image and the executives in 2003, and set base salaries for executive officers for 2004. In March 2004, the committee approved an incentive bonus plan for 2004, under which executives and employees would receive cash bonuses if Silicon Image met or exceeded a certain earnings per share target for the year.
      Long-term Equity-based Compensation. During 2004, the committee granted stock options to new officers, Patrick Reutens, Dale Brown and Rob Valiton, and to continuing officers, Robert Bagheri, John LeMoncheck, Parviz Khodi and J. Duane Northcutt. Also in 2004, the committee granted stock options to Steve Laub and David Lee, which are discussed further below.

      Company Performance and CEO Compensation. David Lee served as Silicon Image’s CEO from its inception in 1995 to November 2004. In March 2004, the committee increased Dr. Lee’s base salary by $95,000 to $400,000, effective as of January 1, 2004, and granted him an option for 250,000 shares of Silicon Image stock. These increases to Dr. Lee’s compensation were based on the criteria set forth above, especially Silicon Image’s financial performance and Dr. Lee’s past performance and his anticipated future contribution and ability to impact Silicon Image’s corporate results.
      In November 2004, in connection with the appointment of Steve Laub as CEO, the committee set Mr. Laub’s base salary at $425,000 and granted him an option for 1,500,000 shares of Silicon Image stock. The committee set Mr. Laub’s compensation at these levels in order to induce him to join the company as CEO. Mr. Laub subsequently resigned as CEO in January 2005.
      Compliance with Section 162(m) of the Internal Revenue Code. Internal Revenue Code Section 162(m) limits Silicon Image’s ability to deduct compensation in excess of $1,000,000 in any taxable year to the individual who is the CEO at the end of the taxable year and the four other highest compensated officers of Silicon Image during the taxable year. Cash compensation for 2004 for any individual was not in excess of $1,000,000 and Silicon Image does not expect cash compensation for 2005 to be in excess of $1,000,000 for any individual. Having considered the requirements of Section 162(m), the committee believes that prior stock option grants made pursuant to Silicon Image’s 1999 Equity Incentive Plan meet the requirements that such grants be “performance based” and are, therefore, exempt from the limitations on deductibility.

Compensation Committee

David Hodges[1]

      1 Dr. Hodges was appointed to the compensation committee in April 2005 following the resignations of Keith McAuliffe and Christopher Paisley who served on the committee in 2004 and 2005 and were (with Andrew Rappaport and Douglas Spreng, who also served on the committee in 2004 until their resignations in November 2004) involved in the actions of the committee described in this report.

PERFORMANCE GRAPH
      The stock price performance graph below is required by the Securities and Exchange Commission and shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent Silicon Image specifically incorporates this information by reference and shall not otherwise be deemed “soliciting material” or “filed” under either the Securities Act of 1933 or the Securities Exchange Act of 1934.
      The following graph shows a comparison of cumulative total stockholder return, calculated on a dividend reinvested basis, for Silicon Image, the NASDAQ Composite Stock Market Index (US), and the S&P Information Technology Index. The graph assumes that $100 was invested in Silicon Image’s common stock, the NASDAQ Composite Stock Market (US) and the S&P Information Technology Index from December 31, 1999 through December 31, 2004. Note that historic stock price performance is not necessarily indicative of future stock price performance.
$100 Initial Investment on December 31, 1999

	12/31/99	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04

Silicon Image Inc.	$100	$16	$11	$17	$20	$47

NASDAQ	$100	$60	$48	$33	$49	$54

S&P Information Technology Index	$100	$59	$44	$27	$40	$41

REPORT OF THE AUDIT COMMITTEE
      This report of the audit committee is required by the Securities and Exchange Commission and, in accordance with the Commission’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that Silicon Image specifically incorporates this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act of 1933 or the Securities Exchange Act of 1934.
      Management is responsible for Silicon Image’s internal controls and the financial reporting process. Our independent registered public accounting firm is responsible for performing an independent audit of Silicon Image’s consolidated financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) and to issue a report thereon. The committee’s responsibility is to monitor and oversee these processes. In this context, the committee has met and held discussions with management and the independent registered public accounting firm. Management has represented to the committee that Silicon Image’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the committee has reviewed and discussed the consolidated financial statements with management and the independent accountants. The committee has also discussed management’s assessment of internal control over financial reporting as well as the independent accountant’s report on management’s assessment of internal control over financial reporting and their audit of internal control over final reporting as of December 31, 2004. The committee has discussed with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).
      Silicon Image’s independent accountants have also provided to the committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the committee has discussed with the independent accountants that firm’s independence.
      Based upon the committee’s discussions with management and the independent registered public accounting firm and the committee’s review of the representations of management and the report of the independent accountants to the committee, the committee recommended that the Board include the audited consolidated financial statements and management’s report on internal control over financial reporting in Silicon Image’s Annual Report on Form 10-K for the year ended December 31, 2004 filed with the Securities and Exchange Commission.

Audit Committee

David Hodges[1]

      1 Dr. Hodges was appointed to the audit committee in April 2005 following the resignations of David Courtney, Keith McAuliffe and Christopher Paisley who served on the committee in 2004 and 2005 and were involved in the actions of the committee described in this report.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
      From January 1, 2004 to the present, there have been no (and there are no currently proposed) transactions in which the amount involved exceeded $60,000 to which we or any of our subsidiaries was (or is to be) a party and in which any executive officer, director, 5% beneficial owner of our common stock or member of the immediate family of any of the foregoing persons had (or will have) a pecuniary interest, except as described in the Director Compensation and Executive Compensation sections above and as set forth below.
Stock Option Grants.
      The Board or the compensation committee made the option grants set forth in the table below to the Named Executive Officers since December 31, 2004. Each option granted has a ten year term and an exercise price per share equal to the closing price of our common stock on the NASDAQ National Market on the date of grant.

		Number of Securities
		Underlying Options
Name	Date of Grant	Granted (#)		Exercise Price

J. Duane Northcutt	January 4, 2005	120,000	(1)	15.48
Steve Tirado	January 4, 2005	120,000	(2)	15.48
Steve Tirado	January 24, 2005	380,000	(3)	14.14
David Lee	January 24, 2005	400,000	(4)	14.14
Jimmy Garcia-Meza	February 15, 2005	100,000	(5)	11.97

(1)	This option becomes vested and exercisable with respect to 2.083% of the shares on January 31, 2005 and each of the 23 months thereafter, and 1.389% of the shares on January 31, 2007 and each of the 35 months thereafter.

(2)	This option becomes vested and exercisable with respect to 0.694% of the shares on January 31, 2007 and each of the 11 months thereafter, 4.861% of the shares on January 31, 2008 and each of the 11 months thereafter, and 2.778% of the shares on January 31, 2009 and each of the 11 months thereafter.

(3)	This option becomes vested and exercisable with respect to 2.083% of the shares on February 24, 2005 and each of the 47 months thereafter.

(4)	This option becomes vested and exercisable with respect to 2.083% of the shares on February 24, 2005 and each of the 47 months thereafter.

(5)	This option becomes vested and exercisable with respect to 1.25% of the shares on January 31, 2007 and each of the 11 months thereafter, 5% of the shares on January 31, 2008 and each of the 11 months thereafter, and 2.083% of the shares on January 31, 2009 and each of the 11 months thereafter.
      Information regarding option grants to Named Executive Officers in 2004 is set forth in the Executive Compensation section above under the captions “Officer Compensation” and “Option Grants in Last Fiscal Year.”
Compensation of Steve Tirado and David Lee.
      In January 2005, in connection with the appointment of Steve Tirado as Chief Executive Officer of Silicon Image, the compensation committee set Mr. Tirado’s base salary at $475,000 and granted him an option for 380,000 shares of Silicon Image stock. Also in January 2005, recognizing Dr. Lee’s importance to Silicon Image’s continued growth, the committee granted him an option for 400,000 shares of Silicon Image stock. At that time, the compensation committee also set Dr. Lee’s base salary at $400,000.

Payment of Legal Expenses.
      During fiscal year 2004, Silicon Image paid $99,764 of legal fees and expenses incurred by Dr. Lee. These fees and expenses were related to the audit committee examination regarding the recognition of revenue associated with certain licensing transactions recorded in 2003, the definition of roles and responsibilities of the chairman and senior executive officers in conformance with the Sarbanes-Oxley Act and audit committee recommendations, and other corporate governance issues.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
      Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10% of our common stock (“10% Stockholders”), to file with the Securities and Exchange Commission initial reports of ownership on a Form 3 and reports of changes in ownership of our common stock and other equity securities on a Form 4 or Form 5. Such executive officers, directors and 10% Stockholders are required by Commission regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such filings in our possession and written representations from the executive officers and directors, we believe that all of our executive officers, directors and 10% Stockholders made all the necessary filings under Section 16(a) during fiscal year 2004, except that each of Mr. Bhageri, Mr. Khodi, Dr. Lee , Mr. LeMoncheck and Mr. Northcutt did not timely file a Form 4 report with respect to a stock option grant for service as an executive officer as a result of delays in internal notification of the grant of such options to the company employee who prepares these filings.
STOCKHOLDER PROPOSALS
      Stockholder proposals for inclusion in Silicon Image’s Proxy Statement and form of proxy relating to Silicon Image’s annual meeting of stockholders to be held in 2006 must be received by January 16, 2006. Stockholders wishing to bring a proposal before the annual meeting to be held in 2006 (but not include it in Silicon Image’s proxy materials) must provide written notice of such proposal to the Secretary of Silicon Image at the principal executive offices of Silicon Image between March 17, 2006 and April 16, 2006.
DIRECTORS’ ATTENDANCE AT ANNUAL STOCKHOLDER MEETINGS
      Silicon Image invites its Board members to attend its annual stockholder meetings, but does not require attendance. In 2004, three of the directors then in office attended Silicon Image’s annual stockholder meeting.
SECURITYHOLDER COMMUNICATIONS
      Any securityholder of Silicon Image wishing to communicate with the Board may write to the Board at directors@siliconimage.com or Board of Directors, c/o Silicon Image, 1060 East Arques Ave., Sunnyvale, California 94085. An employee of Silicon Image, under the supervision of the Chairman of the Board, will forward these emails and letters directly to the Board. Securityholders may indicate in their email messages and letters if their communication is intended to be provided to certain director(s) only.
CODE OF CONDUCT AND ETHICS
      Silicon Image has adopted a code of conduct and ethics that applies to Silicon Image’s Chief Executive Officer and senior financial officers, including Silicon Image’s Chief Financial Officer. The code of conduct and ethics is available on Silicon Image’s website at www.siliconimage.com.

OTHER BUSINESS
      The Board does not presently intend to bring any other business before the Annual Meeting, and, so far as is known to the Board, no matters are to be brought before the Annual Meeting except as specified in the Notice of the Annual Meeting. As to any business that may properly come before the Annual Meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.
      Whether or not you expect to attend the meeting, please complete, date, sign and promptly return the accompanying proxy in the enclosed postage paid envelope so that your shares may be represented at the meeting.

PROXY

SILICON IMAGE, INC.

Annual Meeting of Stockholders – June 15, 2005

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

               The undersigned hereby appoints Steve Tirado and Patrick Reutens, and each of them, as proxies of the undersigned, each with full power to appoint his substitute, and hereby authorizes them to represent and to vote all the shares of stock of Silicon Image, Inc. which the undersigned is entitled to vote, as specified on the reverse side of this card, at the Annual Meeting of Stockholders of Silicon Image, Inc. to be held at our headquarters located at 1060 East Arques Ave., Sunnyvale, California, on Wednesday, June 15, 2005, at 2:00 p.m., Pacific Time, and at any adjournment or postponement thereof.

               When this Proxy is properly executed, the shares to which this Proxy relates will be voted as specified and, if no specification is made, will be voted for the Board of Directors nominee and for Proposal No. 2 and this Proxy authorizes the above designated proxies to vote in their discretion on such other business as may properly come before the meeting or any adjournments or postponements thereof to the extent authorized by Rule 14a-4(c) promulgated under the Securities Exchange Act of 1934, as amended.

[See reverse side] (Continued and to be signed on reverse side)

☒ Please mark votes as in this example

The Board of Directors recommends a vote FOR the Proposals:

1.	ELECTION OF CLASS III DIRECTOR.

	Nominee:	Steve Tirado

☐ For

	Instruction:	To withhold authority to vote for the nominee, write that nominee’s name in the space provided below:

_______________________________________________________________________

2.	RATIFICATION OF APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS SILICON IMAGE’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

☐ For ☐ Against ☐ Abstain

               Please sign exactly as your name(s) appear(s) on this Proxy. If shares of stock stand of record in the names of two or more persons or in the name of husband and wife, whether as joint tenants or otherwise, both or all of such persons should sign this Proxy. If shares of stock are held of record by a corporation, this Proxy should be executed by the president or vice president and the secretary or assistant secretary. Executors, administrators or other fiduciaries who execute this Proxy for a deceased stockholder should give their full title. Please date this Proxy.

☐ Mark here for address change and note below

Signature:__________________________ Date: _________________

Whether or not you plan to attend the meeting in person, you are urged to complete, date, sign and promptly mail this Proxy in the enclosed return envelope so that your shares may be represented at the meeting.